Exhibit 10.25
OHIO CASTINGS COMPANY, LLC
Amended and Restated
Limited Liability Company Agreement
     This Amended and Restated Limited Liability Company Agreement (this “Agreement”) evidences the mutual agreement of the Members (as hereinafter defined) in consideration of their contributions and promises each to the others, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, Del. Code Ann. title 6, §§18-101 et. seq., as the same may be amended from time to time (the “Act”). This Agreement amends and restates in its entirety the Limited Liability Company Agreement among the Members entered into on June 20, 2003.
ARTICLE I
ORGANIZATIONAL MATTERS; DEFINITIONS
     1.1 Name. The name of the limited liability company governed hereby (the “Company”) is Ohio Castings Company, LLC. The Company may operate the business under one or more fictitious names.
     1.2 Effective Date: Term. This Agreement shall become effective on September 30, 2003 (“Effective Date”), and shall continue until terminated pursuant to the provisions of this Agreement.
     1.3 Registered Office, Place of Business, Agent. The address of the registered office of the Company as required by §18-104 of the Act and the principal place of business of the Company (which need not be the same as the registered office) shall be as indicated on Schedule A attached hereto. The Company may change the location of the registered office, establish additional offices or places of business or enter into such contracts or hire such agents in such other locations, inside and outside of Delaware, as it deems necessary or desirable in the conduct of the business of the Company. The agent of the Company for service of process, as required by §18-104 of the Act, shall be as indicated on Schedule A.
     1.4 Intent to Supersede Act. The Members intend that the terms of this Agreement control all the activities of the Company. Therefore, this Agreement supersedes all non-mandatory provisions of the Act.
     1.5 Definitions. Capitalized terms used in this Agreement have the meanings as defined throughout the text of this Agreement or in Appendix A. A list of defined terms, including the section of this Agreement in which the term is defined, is contained in Appendix A.

     1.6 Authorized Person. Steven F. Mount is hereby designated an “authorized person” within the meaning of the Act, and is hereby authorized to execute, deliver and file the certificate of formation required by §18-201 of the Act (“Certificate”) with the secretary of state of Delaware. Upon completing the foregoing duties, his powers as an “authorized person” shall cease, and any “authorized person” shall hereafter be designated by the Executive Committee.

ARTICLE II
PURPOSE
     2.1 Purpose. The purpose of the Company is to acquire or lease real property and the other assets and business of the steel foundries located in Cicero, Illinois (“Cicero Facility”) and Alliance, Ohio (“Alliance Facility”) or another facility as referenced below (each a “Facility” and together the “Facilities” or the “Business”) and to operate the Business and to exercise all powers and engage in all activities incident to the Business. Without limiting the foregoing, but subject to the provisions of this Agreement, the Company may enter into such arrangements, including the formation of subsidiaries and the transfer of its properties to such subsidiaries, in such form and manner as may be prudent and appropriate to acquire the Facilities and conduct the Business.
     The Company may use the Intellectual Property in connection with the Business in one or more of the Facilities as long as: (i) the Company does not use the Intellectual Property to produce at all Facilities in the aggregate in any consecutive 12 month period more than 10,000 Carsets, (ii) the reasonably estimated costs to acquire a Facility and fund capital improvements and working capital for the first year, less similar amounts expended or committed for any Facility previously acquired, does not exceed the sum of (A) the Remaining Capital Commitment, (B) any amounts received from the sale or refinancing of a Facility, and (C) any amounts of Net Cash Flow retained pursuant to section 8.6(c); (iii) the Company and each of the Members have entered into a Cicero Supply Agreement with respect to the Cicero Facility output substantially in the form of Exhibit A, B or C, as applicable, or an appropriate supply agreement with respect to the Alliance Facility or other facility; and (iv) both of the Cicero Facility, on the one hand, and the Alliance Facility or other facility, on the other hand, are not operated simultaneously except for a commercially reasonable transition period not to exceed one year from the start of full-time operations at the Alliance Facility or other facility. Except during the transition period referred to in clause (iv), the limitation in clause (i) shall be reduced to 7,000 Carsets for any period that the industry quarterly backlog reported by ARCI is at 24,000 or less Carsets (determined at the time that orders are scheduled).
     The Members may agree to substitute another foundry for the Alliance Facility With the terms and conditions of such substitution subject to unanimous agreement of the Members.

ARTICLE III
MEMBERS; RIGHTS OF AND LIMITATIONS ON MEMBERS
     3.1 Members, Guarantee of Obligations. The Members are Gunderson Specialty Products, LLC, an Oregon limited liability company and wholly-owned subsidiary of Gunderson. Inc., an Oregon corporation (the “Gunderson Member”), Castings, LLC, a Delaware limited liability company and wholly-owned subsidiary of ACF Industries Holding Corp., a Delaware corporation (the “ACF Member”), and ASF-Keystone, Inc., a Delaware corporation and wholly-owned subsidiary of Amsted Industries, a Delaware corporation (the “ASF Member”). The names and addresses of the members of the Company (the “Members”), as they may be from time to time, will be set forth on Schedule A, as amended from time to time. Schedule A also identifies the amount of each Member’s initial contribution to the capital of the Company, the number of Units credited to each Member and each Member’s Percentage Interest.
     Gunderson, Inc. and ACF Industries Holding Corp. hereby agree to absolutely and unconditionally guarantee the obligations, respectively, of the Gunderson Member and the ACF Member (and their respective transferees pursuant to section 9.3), pursuant to sections 6.1, 7.1 and 7.2 of this Agreement. The ASF Member agrees to absolutely and unconditionally guarantee the obligations of any Affiliate to which it may transfer its interests pursuant to section 9.3 pursuant to sections 7.1 and 7.2 of this Agreement. To the maximum extent provided by law, such guarantee obligations shall not be reduced or modified by anything that would otherwise constitute a defense by a guarantor.
     3.2 Limitations on Members. No Member may:
     (a) Sign for or bind the Company by virtue of being a Member, direct or bind the Company on environmental issues or hold itself out as an agent of another Member;
     (b) Have such Member’s Capital Contribution repaid except to the extent provided in this Agreement;
     (c) Except as permitted by this Agreement, withdraw from the Company;
     (d) Sell or assign such Member’s interest in the Company or constitute the vendee or assignee thereunder a substituted Member, except as provided in Articles VI and IX hereof;
     (e) Except as permitted by this Agreement, have priority over any other Member, either as to the return of Capital Contributions or as to the allocation of Profits, Losses or the distribution of Net Cash Flow, provided that this limitation shall not apply to the repayment by the Company of loans (as distinguished from Capital Contributions) which a Member was permitted to make under this Agreement and has made to the Company; or
     (f) Have any preemptive or preferential right, including any such right with respect to (i) additional Capital Contributions; (ii) issuance or sale of Units, whether unissued or hereafter created; (iii) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued Units; (iv) issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (v) issuance or sale of any other securities that may be issued or sold by the Company.
     3.3 By-laws. The Company may adopt By-laws approved by the Executive Committee for the conduct of the Company’s business and regulation of its affairs that are not inconsistent with the Certificate or this Agreement.
     3.4 Title to Property. All property owned by the Company shall be owned by the Company or a subsidiary as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes. The Company shall hold all of its property in the name of the Company or a subsidiary and not in the name of any Member.
     3.5 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member. Notwithstanding the preceding, the Company shall reimburse a Member for legitimate expenses incurred on behalf of the Company, including a fair amount for the time of any employee or non-executive officer of a Member rendering services to the Company on a full-time or part-time basis. No reimbursement shall be due or payable with respect to the time of any executive officer of any Member.
     3.6 Members May Compete. Members shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Company.

ARTICLE IV
EXECUTIVE COMMITTEE;
RIGHTS, POWERS AND DUTIES; VOTING;
OTHER MATTERS CONCERNING MEMBERS
     4.1 Executive Committee.
     (a) The Members shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner. The Members shall act through an Executive Committee (the “Executive Committee”) comprised of three representatives (each, a “Representative” and together the “Representatives”), one appointed by the Gunderson Member (the “Gunderson Representative”), one appointed by the ACF Member (the “ACF Representative”), and one appointed by the ASF Member (the “ASF Representative”). Any Member may designate its Representative, and remove and replace its Representative, immediately upon providing written notice thereof to the other Members and all Representatives. The initial Gunderson Representative will be William A. Furman, the initial ACF Representative will be James J. Unger, and the initial ASF Representative will be John Wories, Jr. No Representative shall be entitled to compensation for serving in such capacity, but shall receive reimbursement for his reasonable expenses.
     (b) The Representatives shall have full and complete authority, power and discretion to manage and control the Business, affairs and property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives, within the terms of and limitations set forth by this Agreement. No one Representative may take or effect any action on behalf of the Company or otherwise bind the Company in the absence of a formal delegation of authority by the Representatives to such Representative, except as otherwise permitted by this Agreement. Unless authorized to do so by this Agreement or by the Representatives, no Member, Officer, attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company.
     4.2 Voting; Meeting.
     (a) The approval of the Executive Committee of any action on behalf of the Company must be evidenced by a minute of a meeting of the Executive Committee properly noticed and held as provided in section 4.2(b) or by an action in writing signed by all Representatives.
     (b) The Executive Committee shall meet at least once each year in a location agreed upon by the Members. Any Member may call additional meetings of the Executive Committee at any time upon at least five but no more than 20 days written notice to the other Members and all Representatives. A majority of the Representatives must be present to constitute a quorum at any such meeting, provided that, with respect to any action listed in section 4.3(a), all Representatives must be present to constitute a quorum, and with respect to any action listed in section 4.3(b), Representatives of Members owning 66% or more of the Units must be present to constitute a quorum. Any Representative may participate in a meeting of the Executive Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting by means of such equipment will constitute presence in person at such meeting. At any meeting of the Executive Committee, the Representatives shall appoint a person to act as secretary of the meeting, who shall promptly prepare and certify a minute of action taken at the meeting. The Gunderson Representative shall serve as chairman of each meeting of the Executive Committee during 2003 and every second year thereafter, and the ACF Representative shall serve as chairman of each meeting of the Executive Committee during 2004 and every second year thereafter. The chairman shall be responsible for the organization and conduct of the meeting in accordance with rules and procedures prescribed by the By-laws (if any).
     4.3 Required Approvals of Member Representatives.
     (a) The Company may take any of the following actions with the unanimous approval of the Representatives, and only with such unanimous approval:
     (i) Sell, transfer, exchange, grant perpetual licenses (other than pursuant to section 2.1), or otherwise dispose of all or substantially all the Company’s assets in any Facility, including goodwill, in a single or series of transactions, or merge, consolidate, liquidate, dissolve or reorganize the Company or any of its subsidiaries;
     (ii) Admit any additional Members to the Company;
     (iii) Acquire substantially all of the assets of, or any equity interest in, any Person, except for any subsidiary that is substantially wholly-owned;
     (iv) Take any action outside the ordinary course of business of the Company, or change the nature or character (including without limitation through expansion or contraction) of the Business;
     (v) Issue bonds, debentures, negotiable obligations or other similar instruments of debt, obtain any loan from any Person (except for trade payables) including loans from a Member, issue any securities or debt convertible into securities of the Company, guarantee any obligations of any third parties (other than Affiliates of the Company in the ordinary course of business) or assign the assets of the Company in trust for creditors or on the assignee’s promise to pay the debts of the Company;
     (vi) Enter into or approve any transaction between the Company and any of the Members or their respective Affiliates;

     (vii) Approve and amend by-laws pursuant to section 3.3;
     (viii) Retain cash in the Company pursuant to section 8.6(d);
     (ix) Admit any assignee of a Member’s interest in the Company (other than an Affiliate) as a substituted Member pursuant to section 9.5;
     (x) Make any determination concerning the liquidation of the Company pursuant to section 11.1;
     (xi) Except as provided in section 4.3(b)(i), approve the annual Budget for the Company:
     (xii) Expend during any Fiscal Year or commit in such Fiscal Year to spend (whether during that or a future Fiscal Year) any amount for operations or capital improvements in excess of the aggregate approved expenditures set forth in the Budget, or expend during any Fiscal Year or commit in such Fiscal Year to spend (whether during that or a future Fiscal Year) more than 110% of the expenditures set forth in the Budget for such Fiscal Year in any one category or for any one capital project;
     (xiii) Commence any litigation, confess a judgment or settle any claim against or by or on behalf of the Company or submit a claim or liability of the Company to arbitration;
     (xiv) Approve the distributions as required by this Agreement and determine or change the frequency of distributions pursuant to section 8.5;
     (xv) Authorize or require contributions to capital in excess of those listed on Schedules A and A-l (prior to any amendment thereof), except for the required contribution of the ASF Member listed in section 7.2, or approve the terms of any loan from a Member or its Affiliate, other than loans permitted by section 16.2(b); and
     (xvi) Establish all environmental policies and procedures.
     (b) The Company may take any of the following actions with the approval of Representatives of Members owning 66% or more of the Units, and only with such approval:
     (i) Subject to section 2.1, determine the production levels and related matters with respect to a Facility, provided that the production of the Cicero Facility shall not in any consecutive 12 month period exceed 6,000 Carsets without the unanimous consent of the Members;

     (ii) Waive an opinion concerning compliance with or exemption from securities laws pursuant to section 9.2;
     (iii) Establish procedures for the establishment of and withdrawal from bank accounts;
     (iv) Appoint or change the auditors for the Company;
     (v) Establish or change the accounting methods used by the Company;
     (vi) Select one or more Approved Banks; an “Approved Bank” shall be any bank or trust company established under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits (less any undivided losses) of not less than U.S.$10,000,000,000; and
     (vii) Hire or fire any Officer.
     (c) The Company may take any actions not listed in sections 4.3(a) or (b) with the approval of Representatives of Members owning a majority of the Units.
     4.4 Appointment of Officers; Delegation of Authority. In connection with the management of the Business and affairs of the Company, the Executive Committee shall have the responsibility and authority to hire and fire Officers of the Company and its subsidiaries (which Officers may be current employees of a Member or their respective Affiliates, and may be “seconded” or “leased” to the Company or its subsidiaries on a full or part time basis), and delegate to Officers limited power and authority (except with respect to the matters reserved for decision by the Executive Committee under section 4.3 or elsewhere in this Agreement), to do all things and on such terms as they, in their reasonable discretion and subject to the terms of this Agreement, deem necessary or appropriate to conduct the Business and to exercise all powers and to effectuate the purpose set forth in section 2.1. Without limiting the generality of the foregoing, the Executive Committee has delegated to the Officers responsibility for, and hereby mandate that the Officers shall cause the Company to take, the actions set forth in section 5.2
     4.5 Exculpation of Members and Representative. In carrying out their duties hereunder, the Members and Representatives shall not be liable to the Company or to any other Member for their good faith actions, or failure to act, or for any errors of judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for their own fraud, bad faith, willful misconduct or gross negligence in the performance of their obligations under this Agreement.
     4.6 Resignation and Removal of Representative; Vacancies.
(a) Any Representative of the Company may resign at any time by giving written notice to the Members and the other Representatives. The resignation of any Representative shall take effect upon receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     (b) No Representative may be removed except by the Member that appointed him.
     4.7 Tax Elections: Tax Matters Member. The Gunderson Member will be the “Tax Matters Member” and shall make and determine all elections with respect to the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Treasury Regulations (“Treasury Regulations” or “Treas. Reg.”) issued thereunder. The Tax Matters Member shall be the “tax matters partner” (as defined in Code Section 6231) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities and to take all necessary actions in connection therewith, including granting powers of attorney, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall provide all notices and perform all acts required of a tax matters partner under Subchapter C of Chapter 63 of the Code. The Tax Matters Member shall cause the Company to prepare all income and other tax returns of the Company and all subsidiaries, in accordance with this Agreement, and shall cause the same to be filed in a timely manner. The Tax Matters Member shall cause Schedule K-l to be delivered no later than 90 days after the end of the Fiscal Year. The Tax Matters Member is authorized to take any action that it determines to be necessary to comply with the requirements of Code Sections 1441, 1442,1445 or 1446 with respect to withholding certain amounts with respect to payments or distributions to a Member who is not a U.S. person (as defined in Code Section 7701) or withholding of certain amounts with respect to the sale of a “United States real property interest” (as defined in Code Section 897) or with respect to any withholding requirements of foreign law applicable to income or distributions from any subsidiary of the Company.
     Notwithstanding anything to the contrary contained herein, the Gunderson Member, in its capacity as the Tax Matters Member, shall not take any of the following actions without first obtaining the prior written consent of the other Members:
     (1) Extend the statute of limitations for assessing or computing any tax liability against the Company (or the amount or character of any Company tax item);
     (2) Settle any audit with the Internal Revenue Service (“IRS”) concerning the adjustment or readjustment of any Company tax item;
     (3) File a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any IRS adjustment;
     (4) Initiate or settle any judicial review or action concerning the amount or character of any Company tax item; or
     (5) Take any other action which would have the affect of finally resolving a tax matter affecting the rights of the Company and its Members.

     The Tax Matters Member shall keep the Members and Representatives advised of any dispute the Company may have with any federal, state or local taxing authority and shall afford the Members the right to participate directly in negotiations with any such taxing authority in an effort to resolve any such dispute.
     Notwithstanding anything to the contrary in this Agreement, at least 30 days before making or changing any election pursuant to the Code, the Treasury Regulations or any IRS pronouncement, the Tax Matters Member shall give written notice of such election or change to the ACF Representative and the ASF Representative for each of their consent. In the case of a Transfer by the ACF Member or the ASF Member of any or all of its Units to an Affiliate, the ACF Representative or the ASF Representative, as the case may be, shall have the right to cause the Company to make an election under Code Section 754.

ARTICLE V
RIGHTS, POWERS AND DUTIES OF OFFICERS
     5.1 Officers. The Company will have such officers as the Executive Committee may from time to time appoint (the “Officers”) who will be responsible for the daily operations of the Company, subject to the Budget, the strategic direction established by the Executive Committee and the authority maintained by the Executive Committee in this Agreement.
     5.2 Rights and Responsibilities of Officers.
     (a) The Officers have the authority for taking, and the Officers shall take, at the time specified (unless otherwise agreed to by the Executive Committee), the following actions:
     (i) Obtain and maintain such public liability, hazard and other insurance as may be deemed necessary or appropriate by the Officers;
     (ii) Deposit all funds of the Company in one or more separate bank accounts with Approved Banks;
     (iii) Maintain at the principal place of business of the Company all of the records required to be maintained by §18-305 of the Act, which shall be subject to inspection and copying at the reasonable request and expense of any Member (or its duly authorized representative) during ordinary business hours;
     (iv) Maintain at the principal place of business of the Company complete and accurate records of all properties owned or leased by the Company and complete and accurate books of account (containing such information as shall be necessary to compute allocations and distributions), and make such records and books of account available for inspection and copying at the reasonable request and expense of any Member (or his duly authorized representative) during ordinary business hours;
     (v) By no later than 30 days after the Effective Date (if not already prepared and submitted) with respect to the current Fiscal Year, and by no later than 75 days prior to the beginning of each Fiscal Year thereafter, prepare and submit to the Executive Committee a proposed annual Budget;
     (vi) Within 30 days following the end of each Fiscal Year, use best efforts to cause to be provided to the Members summary financial information in a format to be determined by the Executive Committee relating to the operations of the Company for the Fiscal Year just ended, and in any event cause such information to be provided within 45 days following the end of each Fiscal Year, and cause to be prepared and provided to the Members within 90 days following the end of each Fiscal Year, annual audited consolidated and consolidating financial statements prepared in accordance with U.S. generally accepted accounting principles consistently applied, including balance sheets, statements of operations, and cash flow, for the Fiscal Year just ended;
     (vii) Within 30 days after the end of each quarter, use best efforts to cause to be provided to each Member unaudited consolidated and consolidating balance sheets and statements of income, changes in equity and cash flow statements, all prepared in accordance with U.S. generally accepted accounting principles consistently applied, for the quarter just ended, and in any event cause such materials to be provided within 30 days following the end of each quarter;
     (viii) By the tenth business day of each month provide to the Representatives a written report concerning operations for the previous calendar month, in a format to be agreed upon by the Executive Committee;
     (ix) Cause to be filed the Certificate and such other certificates and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the Act;
     (x) Cause Schedule A to be amended from time to time as required by this Agreement, and upon each such amendment designate at the top of such Schedule that it is an “Amended Schedule A,” and indicate immediately under such designation the effective date of such amendment;
     (xi) Make any expenditures or other payments (including the execution of checks) within the terms and as permitted by this Agreement; and
     (xii) Hire and fire employees of the Company and its subsidiaries (which employees may be current employees of a Member or their respective Affiliates, and may be “seconded” or “leased” to the Company or its subsidiaries on a full or part time basis).
     (b) “Budget” means the separate operating budget and capital budget of the Company for any Fiscal Year which is, or is deemed to be as provided in this section 5.2(b), in effect, which Budget shall be in such format and include such detail as specified by the Executive Committee and will include (on a combined basis and separately with respect to each Facility) (i) an income statement prepared on an accrual basis which will show in reasonable detail the revenues (including a detailed sales forecast for railway, mass transit and industrial, listing both number of units and unit cost) and expenses (including overhead and administration) projected for the Business for such Fiscal Year, and such things as interest expense, foreign currency gain or loss, loss on monetary position, current and deferred income taxes, and employee profit sharing costs, (ii) a cash flow statement which will show in reasonable detail the receipts and disbursements projected for the Business for such Fiscal Year and the amount of any corresponding cash deficiency or surplus, (iii) a balance sheet prepared on an accrual basis projected for the Business as of the end of such Fiscal Year, (iv) a capital improvements budget projected for the Business for such Fiscal Year, including for capital projects that will extend beyond the Fiscal Year the total expenditures for such project and the expenditures during such Fiscal Year; and (v) any contemplated borrowings for the Business for such Fiscal Year.
     If the Executive Committee does not approve the proposed Budget by 30 days after the start of the Fiscal Year to which the Budget relates, until such Budget is approved, the Company shall be operated pursuant to the last Budget approved, with only such increases in operating expenses as are required under contractual arrangements or beyond the control of the Company (such as an increase in real estate taxes), and shall make capital expenditures only with respect to projects approved in a previously approved Budget or which are required by law or necessary to assure the health and safety of the employees.
     (c) No Member, Representative or Officer shall take any action contrary to section 4.3 or any policies established thereunder.
     5.3 Salaries. The salaries and other compensation and other terms and conditions of employment of the Officers of the Company shall be fixed from time to time by the Executive Committee.

ARTICLE VI
BUY-SELL RIGHTS
     6.1 Offer to Buy-Sell. At any time following the date that is six months after the Effective Date, either of the Gunderson Member or the ACF Member (the “Initiating Member”), may at any time deliver to the other (the “Non-Initiating Member”) an all-cash offer (“Buy-Sell Offer”) in writing stating the total purchase price and other material terms and conditions on which the Initiating Member is willing to purchase all (but not less than all) of the Units then owned by the Non-Initiating Member.
     On receipt of a Buy-Sell Offer, the Non-Initiating Member shall be obligated to elect to either: (i) sell to the Initiating Member all (but not less than all) of its Units then owned by the Non-Initiating Member at the purchase price and upon the terms and conditions set forth in the Buy-Sell Offer; or (ii) purchase all (but not less than all) of the Units then owned by the Initiating Member at the purchase price and upon the terms and conditions set forth in the Buy-Sell Offer.
     Notwithstanding the foregoing, the Non-Initiating Member may not make an election under clause (ii) above if the Non-Initiating Member (a) has filed a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form under Title 11 of the United States Code or any other federal or state insolvency law or (b) is subject to an involuntary petition under Title 11 of the United States Code.
     The Non-Initiating Member shall give written notice of its election to the Initiating Member within 60 days after receipt of the Buy-Sell Offer. Failure of the Non-Initiating Member to give the Initiating Member timely notice of its election shall be deemed conclusively to be an election under clause (i) above to sell its Units.
     The closing of the purchase and sale of Units pursuant to the above procedures shall occur no later than 60 days following the delivery of the notice of election set forth above or such earlier date as shall be agreed upon in writing by the Members.
     At the closing, the Member selling its Units (the “Selling Member”), shall sell, transfer and assign to the Member purchasing such Units (the “Purchasing Member”), all right, title and interest in and to the Selling Member’s Units and its interest with respect to the Company, free and clear of all liens, claims and encumbrances, with customary representations such as due authorization, etc., but without any representation or warranty of any kind with respect to the Business or the Company. The Selling Member shall also assign without further consideration, and the Purchasing Member shall accept such assignment, of all of the Selling Member’s rights and obligations under any supply agreements between the Company and the Selling Member, and the ASF Member hereby consents to such assignment. The Selling Member shall execute all documents and take such other actions as may be reasonably necessary or desirable to effectuate the transfer of the Units and the assignment of the supply agreements and to carry out the purposes of this provision. The Purchasing Member shall pay for such Units in cash or immediately available funds, at the direction of the Selling Member.

ARTICLE VII
COMPANY CAPITAL; ADVANCES BY MEMBERS
     7.1 Capital Contributions. The Gunderson Member and the ACF Member each hereby agree to contribute $7,500,000 to the capital of the Company, on a pro rota basis as and when called by the Executive Committee. The ASF Member hereby agrees to contribute to the capital of the Company $4,000,000 and the property listed on Schedule A-l (with an agreed value of zero for Capital Account purposes), and agrees to lease to the Company the equipment listed on Schedule A-2, as and when called by the Executive Committee. The capital contributions listed on Schedules A and A-l. together with any additional permitted contributions to the capital of the Company (the “Capital Contributions”) are credited to the Members’ Capital Accounts maintained by the Company in accordance with section 8.3.
     7.2 Additional Capital Contributions. Following the contribution of the Capital Contributions the Members have committed to contribute pursuant to section 7.1, a Member shall be required to contribute additional capital to the Company equal to their Percentage Interest of any amounts approved by the Executive Committee, as and when called by the Executive Committee. The ASF Member shall contribute to the Company from time to time any intellectual property developed by it or its Affiliates that constitute priority applications, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, and extensions related thereto, with respect to the patents listed in Schedule A-l. Except as provided in this section, no Member is permitted or required to make additional Capital Contributions to the Company.
     7.3 No Return of Contributions. Anything in this Agreement to the contrary notwithstanding, the Members will not be personally liable for the return of the Capital Contribution of a Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets. A Member may not demand or receive property other than cash in return for its contribution, except as permitted by section 11.2(c) of this Agreement. No Member will be entitled to interest on its Capital Contribution.
     7.4 No Partition of Company Property. Each of the Members hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Company property or to compel any sale thereof. Further, all rights, duties, benefits and obligations, including inventory and appraisement of the Company assets or sale of a Member’s interest therein, provision for which is made in the Act, or on account of the operation of any other rule or law of any other jurisdiction to compel any sale or appraisement of Company assets or sale of a Member’s interest therein, are hereby waived and dispensed with.

ARTICLE VIII
FISCAL YEAR; ACCOUNTING; ALLOCATION OF PROFITS AND
LOSSES; DISTRIBUTIONS
     8.1 Fiscal Year. The fiscal year (“Fiscal Year”) of the Company will be the year ending August 31, unless a different year is required for income tax purposes.
     8.2 Method of Accounting. The Company books will be kept in accordance with U.S. generally accepted accounting principles, and subject only to this limitation, as the Executive Committee determines in accordance with section 4.3(b)(v).
     8.3 Maintenance of Capital Accounts. The Company shall maintain a capital account (“Capital Account”) for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv). The initial amount credited to the Capital Account of each Member is the amount of such Member’s initial Capital Contribution. The Capital Account of each Member will also be (a) credited with the amount of any additional Capital Contributions made by such Member (including any deemed contributions pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(c)), (b) credited with the amount of any Profits and any other items of income or gain allocated to such Member, (c) debited by the amount of any Losses and any other items of loss or deduction allocated to such Member, and (d) debited with the amount of all actual and deemed distributions made to such Member. Any contribution or distribution of property in kind will be credited or debited, respectively, in an amount equal to the Carrying Value of such property, net of liabilities secured by such property or that the Company or a Member, respectively, is considered to assume or take subject to under Code Section 752. Upon adjustment to the adjusted tax basis of Company property pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Members will be adjusted as provided in Treas. Reg. §1.704-1(b)(2)(iv)(m). The manner in which Capital Accounts are to be maintained pursuant to this section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder, and the provisions herein regarding maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulations. If the Tax Matters Member reasonably determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this section should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this section, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not alter the economic agreement between or among the Members as set forth in this Agreement.
     8.4 Allocation of Profits and Losses.
     (a) Profits and Losses for each Fiscal Year shall be allocated to the Members in accordance with the Members’ Percentage Interests. The term “Percentage Interests” means the percentage interest of any Member in the Company determined by dividing the number of Units held by such Member by all outstanding Units of Company interest. “Units” is a term used in this Agreement for purposes of making allocations and determining certain votes; the number of Units allocated to each Member is indicated on

Schedule A. Units do not represent a Member’s interest in the capital of the Company, which is determined solely by a Member’s Capital Account.
     (b) The special allocations set forth in Article XIII shall be made prior to the allocations under this section.
     (c) “Profits” and “Losses” mean an amount equal to the Company’s taxable income or loss, respectively, for any period from all sources, determined in accordance with Code Section 703(a), adjusted in the following manner: (i) the income of the Company that is exempt from federal income tax or not otherwise taken into account in computing Profits and Losses pursuant to this definition will be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as described in such Section pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i) or not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss; (iii) in the event the Carrying Value of any Company asset is adjusted pursuant to section 13.3(b), (c) or (d) hereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses; (iv) gain or loss resulting from the disposition of an asset will be computed by reference to the Carrying Value of such asset; (v) a deduction for Depreciation will be taken in lieu of a deduction for depreciation, amortization or cost recovery allowable for federal income tax purposes for such Fiscal Year; (vi) to the extent an adjustment under Code Section 734(b) is required by Treas. Reg. §1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such item will be treated as an item of gain or loss from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and (vii) any items that are specially allocated pursuant to Article XIII will not be taken into account in computing Profits and Losses. “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or cost recovery deduction allowable for federal income tax purposes for such Fiscal Year, unless the Carrying Value for an asset differs from the adjusted basis of such asset for federal income tax purposes, in which case Depreciation means an amount that bears the same ratio to the beginning Carrying Value as the depreciation, amortization or cost recovery deduction bears to the beginning adjusted tax basis, provided, however that if the adjusted basis of an asset is zero at the beginning of a Fiscal Year, Depreciation will be determined by the Executive Committee by using any reasonable method.
       8.5 Distribution of Net Cash Flow. Except in connection with the liquidation of the Company, in which case all distributions shall be made in accordance with Article XI, distributions of Net Cash Flow will be made with respect to each Fiscal Year on the dates indicated in subsections (a) and (b) (unless the Executive Committee in its sole discretion otherwise agrees) as follows:
     (a) first, on each April 15, June 15, September 15 and December 15 (or if any such dates are not a business day, on the next succeeding business day), an amount to each Member equal to (i) its Percentage Interest multiplied by (ii)(A) the taxable income of the Company (determined according to the principles of Code Section 6655(e)(2)) multiplied by (B) 40%, regardless of the actual taxable income allocated to any Member for any Fiscal Year, or, if less, the Net Cash Flow;
     (b) second, to the ASF Member, on the one hand, or the Gunderson Member and the ACF Member, on the other hand, separately with respect to each of the Cicero Facility and the Alliance Facility, an amount so that the Capital Accounts of the Members is in proportion to their Percentage Interests.
     (c) thereafter, within 90 days following the end of each Fiscal Year, the balance to the Members in accordance with their respective Percentage Interests.
     (d) Notwithstanding the foregoing, there will be no distributions as described in subsection (c) made for the Company’s first Fiscal Year.
     (e) Amounts withheld pursuant to Code Sections 1441, 1442, 1445 or 1446 with respect to any Member shall be treated as amounts distributed to such Member on the date each such withholding is made for all purposes of this Agreement and shall be credited against amounts otherwise distributable to such Member pursuant to this Agreement.
       8.6 Definition of Net Cash Flow. “Net Cash Flow” for a Fiscal Year is computed by deducting from the sum of the interest income and the EBITDA of the Company as reflected in the financial statements for such Fiscal Year (or, for purposes of making the distributions in section 8.5(a), may be estimated based on any information available):
     (a) interest and principal payments on indebtedness made in such Fiscal Year;
     (b) all cash expenditures for fixed asset additions, improvements and replacements made in such Fiscal Year;
     (c) reasonable working capital reserves as may be determined by the Executive Committee; and
     (d) any other amounts, all relating to such period, that the Executive Committee determines the Company shall retain for investment in its business.
        8.7 Liability of Member for Return of Distribution. Each Member understands that it may be liable to the Company for the return of any cash or other property it receives in violation of §18-607 of the Act. A Member shall not otherwise be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise.

ARTICLE IX
TRANSFER OF COMPANY INTERESTS
     9.1 No Transfer of Company Interest. Except as specifically provided in this Agreement, no Member may sell, assign, pledge (except as required by a Member’s senior credit facility), hypothecate or in any manner transfer (together, a “Transfer”) all or any of its Units. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void ab initio and of no force or effect whatever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the purposes of this Agreement and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and each other Member (and each other Member’s successors and permitted assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement. For purposes of this Agreement, a Transfer will be deemed to include the sale, assignment or other transfer of more than 50% of the voting securities or more than 50% of the total value of securities outstanding of any Member or of any entity controlling (as defined for purposes of the definition of “Affiliate”) a Member, provided that this sentence shall not apply to any entity the securities of which are publicly traded and listed on a recognized national stock exchange.
     9.2 Compliance with Securities Act of 1933. No Member’s Units have been registered under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) of such act. Notwithstanding any other provisions in this Agreement, no Units of a Member may be offered for sale, sold, transferred or otherwise disposed of unless, at the expense of the transferring Member, the Company has received an opinion of counsel for the Company or counsel acceptable to its counsel, to the effect that such transfer is exempt from registration under the Securities Act of 1933 and is in compliance with all applicable federal and state securities laws and regulations. The Executive Committee may, in its sole discretion, waive the requirements of this section with respect to the transfer of any Units, but any such waiver will not constitute a waiver of any subsequent transfer of such interest or the transfer of any other Units.
     9.3 Transfer of Interest to Affiliates. Any Member may sell, assign or otherwise transfer all or any of its Units to an Affiliate. For purposes of this section, the definition of “Affiliate” shall be modified to require more than 50% common ownership between the transferor and transferee.
     9.4 Transfer of Interest of ASF Member: Right of First Offer. The ASF Member may transfer its interest in the Company to any Person in connection with the sale of all or substantially all of its business of manufacturing and selling Carsets (“ASF Business”), provided that, it has first offered to sell its ASF Business to the Company or the other Members as provided in this section.

     If the ASF Member desires to sell all or substantially all of its ASF Business, it shall first provide written notice of such to the Company and the other Members, which notice shall contain reasonable details concerning the assets and liabilities of such business and historical operating results (subject to customary confidentiality provisions). For 30 days following receipt of such notice, the ASF Member shall negotiate in good faith with the Company for the sale of its ASF Business. If the Company determines that it is not interested in acquiring such business on the terms and conditions negotiated during such 30-day period (as extended by mutual consent), either of the other Members may acquire such business on the same terms and conditions. If neither the Company nor either of the other Members is willing to commit to acquire the business by the end of the 30-day period (as extended by mutual consent), then the ASF Member may transfer its interest in the Company to a third party pursuant to a binding definitive purchase agreement entered into within one year in connection with a sale of its ASF Business and the purchaser of the ASF Business shall be admitted as a substituted member pursuant to section 9.5 without further consent and the Company and the other Members agree to consent to the assignment to such purchaser of any agreement between the Member or the Company, as the case may be, and the ASF Member.
     9.5 Admission of Transferee as Substituted Member. An assignee of a Member’s Units will not become a substituted Member unless and until the Executive Committee consents in writing to such substitution, which consent may be arbitrarily withheld, provided that an Affiliate that receives Units pursuant to sections 9.3 or 9.4 shall automatically be admitted as a substituted Member without further approval or consent. If the Executive Committee will not consent to the substitution of an assignee of a Member’s interest in the Company, the transferor Member will have no rights of a Member under the Act. An assignee of a Member’s Units who is not admitted as a substituted Member under this section may not: (a) require any accounting of the Company’s transactions; (b) inspect the Company’s books and records; (c) require any information from the Company; or (d) exercise any privilege or right of a Member which is not specifically granted to a non-substituted transferee of a limited liability company interest under the Act.
     9.6 Allocations and Distributions with Respect to Transferred Interests. If any Transfer of any Units in the Company permitted by this Agreement occurs during a Fiscal Year (whether or not the assignee is admitted as a substituted Member), then all allocations of Profits and Losses attributable to the transferred Units for such year will be divided and allocated between the transferor and the transferee by taking into account their varying interests during such fiscal period, using any convention or method of allocation selected by the Executive Committee which is then permitted under Code Section 706 and the regulations promulgated thereunder. All distributions of Net Cash Flow made prior to the effective date of any such Transfer will be made to the transferor and any such distributions made after the effective date of such Transfer will be made to the transferee.

ARTICLE X
WITHDRAWAL, DEATH, INCOMPETENCY OR DISSOLUTION
OF MEMBERS
     10.1 Withdrawal of Member. A Member may not withdraw from the Company.
     10.2 Bankruptcy Liquidation, Etc., of a Member. A Member will not cease to be a Member by reason of the items listed in §18-304(a)(l) through (6) of the Act. The happening of any such event will not operate to cause the dissolution of the Company.
     10.3 Bankruptcy of Member. Upon the bankruptcy of a Member and after such time as the Company has received written notice thereof, the authorized representative of such Member will have all of the rights of a Member for the purposes of effecting the orderly winding up and disposition of the affairs of such Person.

ARTICLE XI
TERMINATION, DISSOLUTION AND LIQUIDATION OF THE
COMPANY
     11.1 Events of Dissolution. Upon the unanimous determination by the Members that it is no longer profitable, feasible or advantageous to operate the business of the Company, the Company will be dissolved and liquidated in accordance with the provisions of this Article XI.
     11.2 Liquidation.
     (a) Upon the dissolution of the Company, the then Members (the “Liquidating Members”), or the Liquidating Trustee appointed in accordance with section 11.3, shall cause to be made an accounting of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution, and shall take any necessary action to liquidate the Company. The liquidation proceeds will be applied in the following order:
     (i) To creditors in order of priority as provided by law, except for any indebtedness owing to any Member.
     (ii) To the establishment of any reserves that may be deemed by the Liquidating Members or the Liquidation Trustee to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;
     (iii) To the Members in satisfaction of any indebtedness owing to them; and
     (iv) To the Members in accordance with their positive Capital Account balances.
     (b) Upon liquidation of the Company, no Member will be required to contribute any amount to the Company solely because of a deficit balance in its Capital Account and any such deficit balance will not for any purpose be considered an asset of the Company.
     (c) For purposes of the liquidation of the Company assets, the discharge of its liabilities and the distributions of the remaining funds among the Members as above described, the Liquidating Members or Liquidating Trustee may on behalf of the Company sell, convey, exchange or otherwise transfer the assets of the Company for such consideration and upon such terms and conditions as it deems appropriate. The Liquidating Members or the Liquidating Trustee, in its sole discretion, may make distributions in kind to Members. A reasonable time will be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities of the Company to creditors to enable the Company to minimize normal losses during a liquidation period.

     11.3 Election of Liquidating Trustee. The Liquidating Members may elect, by a unanimous vote, one of the Representatives or any other person, firm or corporation of their choice to act as liquidating trustee (the “Liquidating Trustee”) in the liquidation of the Company business in accordance with the provisions of this Article.
     11.4 Statements. The Company’s auditor shall furnish each of the Members with a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation. When the Liquidating Members or the Liquidating Trustee has complied with the distribution plan set forth in this Article XI. the Liquidating Members or the Liquidating Trustee, as the case may be, shall execute and cause to be filed a certificate of dissolution of the Company.

ARTICLE XII
AMENDMENT OF THE AGREEMENT
     12.1. Ordinary Course Amendments. This Agreement may be amended by the Executive Committee provided that such amendment is:
     (a) For the purpose of amending Schedule A in order to recognize the substitution or deletion of a Member in accordance with the provisions of this Agreement;
     (b) For the purpose of reflecting a change in the amount or character of the Capital Contribution of any Member; or
     (c) In the opinion of counsel for the Company, necessary or appropriate to satisfy current requirements of the Code with respect to partnerships or any federal or state securities laws or regulations.
Any amendment made pursuant to subsection (c) may be made effective as of the date of this Agreement. All Members must be notified as to the substance of any amendment to this Agreement and upon request will be furnished a copy thereof.
     12.2 Other Amendments. All other amendments to this Agreement require the written approval of all Members.

ARTICLE XIII
TAX PROVISIONS
        The following provisions apply for all purposes of this Agreement.
        13.1 Allocations Required by Treasury Regulations.
     (a) Subject to the exceptions set forth in Treas. Reg. §§1.704-2(f)(2)—(5), if there is a net decrease in Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(g)(2). “Minimum Gain” shall have the meaning set forth in Treas. Reg. §§1.704-2(b)(2) and 1.704-2(d). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §§1.704-2(b)(2) and (f) and shall be interpreted consistently therewith.
     (b) Subject to the exceptions set forth in Treas. Reg. §1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(3), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(5). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith. “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, determined in accordance with Treas. Reg. §1.704-2(i) with respect to “partner nonrecourse debt minimum gain.” “Member Nonrecourse Debt” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(4) for “partner nonrecourse debt.”
     (c) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. §1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficits in its Adjusted Capital Account Balance created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to constitute a “qualified income offset” within the meaning of Treas. Reg. §1.704-l(b)(2)(ii)(d), and shall be interpreted consistently therewith. “Adjusted Capital Account Balance” means the balance in the Capital Account of a Member as of the end of the relevant Fiscal Year of the Company, after giving effect to the following: (i) credit to such Capital Account any amounts the Member is obligated to restore, pursuant to the terms of this Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(l) and 1.704-2(i)(5), and (ii) debit to such capital account the items described in Treas. Reg. §§1.704-l(b)(2)(ii)(d)(4), (5) and (6). The allocations set forth in this section 14.1(c) are intended to comply with certain requirements of Treasury Regulations promulgated under Code

Section 704. Such allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction to each Member so that, to the extent possible, and to the extent permitted by Treasury Regulations, the net amount of such allocations of other Profits. Losses, and other items and such allocations to each Member shall be equal to the net amount that would have been allocated to each Member if such allocations had not been made.
     (d) Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with their Percentage Interests. “Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(l). The amount of Nonrecourse Deductions for a Fiscal Year of the Company equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined according to the provisions of Treas. Reg. §1.704-2(c). “Nonrecourse Liability” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(3).
     (e) Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i). “Member Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-2(i)(2) for “partner nonrecourse deductions” For any Company taxable year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during the year, if any, in the amount of Member Nonrecourse Debt Minimum Gain reduced (but not below zero) by proceeds of the liability that are both attributable to the liability and allocable to an increase in the Member Nonrecourse Debt Minimum Gain.
       13.2 Rules of Application.
     (a) Profits and Losses and other items of income, gain, loss and deduction shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the Fiscal Year of the Company, except that (i) gains and losses arising from the disposition of assets shall be taken into account as of the date thereof, and (ii) with the consent of the Executive Committee and all affected parties, the preceding items may be allocated by using an “interim closing of the books” method.
     (b) To the extent any payments in the nature of fees paid to a Member are finally determined to be distributions to a Member for federal income tax purposes, there will be a gross income allocation to such Member in the amount of such distribution.
     (c) Losses may not be allocated to any Member to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance while any other Member continues to have a positive Adjusted Capital Account Balance; in such event Losses will first be allocated to Members with positive Adjusted Capital Account Balances in proportion to such balances, until their positive Adjusted Capital Account Balances have been reduced to zero. To the extent that any Losses are allocated pursuant to this paragraph, Profits will thereafter be allocated in reverse order of such allocations of Losses to the extent of such Losses.
     (d) The allocation of Profits and Losses to any Member shall be deemed to be an allocation to that Member of the same proportionate part of each separate item of taxable income, gain, loss, deduction or credit that comprises such Profits and Losses.
     (e) To the extent a Member is imputed income for federal income tax purposes (including as a result of services provided pursuant to section 14.1, there will be a gross deduction allocation to such Member in the amount of such imputed income.
     13.3 Rules Concerning Calculations of Profits and Losses and Code Section 704(c) Tax Allocations.
     (a) For purposes of computing Profits and Losses, “Carrying Value” means (i) with respect to contributed property, the agreed value of such property reduced (but not below zero) by Depreciation, (ii) with respect to property the book value of which is adjusted pursuant to Treas. Reg. §§1.704-1(b)(2)(iv)(d), (e) or (f), the amount determined pursuant to sections 13.3(d) or (e) and (iii) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.
     (b) Upon the occurrence of any of the following events, the Carrying Value of Company property will be adjusted to its fair market value, as determined by the Executive Committee:
     (i) The acquisition of an interest in the Company by a new or existing Member in exchange for more than a de minimis contribution of money or property;
     (ii) The distribution by the Company to a continuing or retiring Member of more than a de minimis amount of property or money in consideration for an interest in the Company; or
     (iii) The “liquidation” of the Company within the meaning of Treas. Reg.-§1.704-l(b)(2)(ii)(g).
     The revaluation of the Company property referred to in the immediately preceding sentence shall be made in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(f).
     (c) Upon an issuance of additional interests in the Company for cash or contributed property, the Carrying Value of all Company properties will, immediately prior to issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property at the fair market value thereof immediately prior to such issuance, and had been allocated to the Members, at such time, pursuant to section 8.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties will be determined by the Executive Committee using such reasonable methods of valuation as it may adopt.
     (d) Immediately prior to the distribution of any Company property in liquidation of the Company or in redemption of all or part of any Member’s interest in the Company, the Carrying Values of all Company properties will be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Members, at such time, pursuant to section 8.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties will be determined by the Executive Committee using such reasonable methods of valuation as it may adopt.
     (e) In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss and deduction with respect to any contributed property will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed value, pursuant to any method permitted by the regulations and chosen by the Executive Committee.
     (f) In the event the Carrying Value of any Company asset is adjusted as described in paragraph (c) or (d) above, subsequent allocations of income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the regulations thereunder.
     (g) A transferee of a Company interest will succeed to the Capital Account relating to the Company interest transferred.

ARTICLE XIV
ADDITIONAL COVENANTS; OTHER AGREEMENTS
     14.1 Confidentiality; Trade Secrets; Use of Names, Etc. Subject to the requirements of applicable law, each Member shall maintain (and shall cause the Representative appointed by it and the Officers to maintain) in confidence the terms of this Agreement and all confidential information specified below or otherwise identified as such received from the other or the Company, whether of a commercial or technical nature, shall use such information only for the benefit of the Company, and shall not disclose any such information to a third party (other than such Member’s officers, directors, shareholders, partners and professional advisers who agree or are bound to keep such information confidential) or make any unauthorized use thereof. Each Member shall treat such information with the same degree of care against disclosure or unauthorized use which it affords to its own confidential information. The obligation of confidential treatment shall not apply to any information that (i) has become generally available in the public domain, (ii) was in the receiving Member’s possession prior to disclosure, unless such information was first received by the receiving Member from the other Member as a part of the negotiation of this Agreement, (iii) was independently developed by the receiving Member, (iv) was received from a third party who had a right to disclose such information, or (v) is required to be disclosed to comply with applicable laws, rules, regulations or court orders.
     14.2 Supply Agreements For Company Output. As a condition to the making of any Capital Contribution by any Member, (a) the ASF Member shall enter into a supply agreement with the Company substantially in the form of Exhibit A attached hereto (with respect to the Cicero Facility) and Exhibit I attached hereto (with respect to the Alliance Facility), (b) the ASF Member shall enter into a separate supply agreement substantially in the form of Exhibit B and C attached hereto (with respect to the Cicero Facility) with the Gunderson Member and the ACF Member, respectively, and (c) the ASF Member shall enter into a separate supply agreement substantially in the form of Exhibit J and K attached hereto (with respect to the Alliance Facility) with the Gunderson Member and the ACF Member, respectively.
     14.3 License Agreement. As a condition to the making of any Capital Contribution by the Gunderson Member or the ACF Member, the ASF Member shall enter into a license agreement substantially in the form of Exhibit D attached hereto.
     14.4 Supply Agreements Between Members. As a condition to the making of any Capital Contribution by the Gunderson Member or the ACF Member, the ASF Member shall enter into a separate supply agreement substantially in the form of Exhibit E and F attached hereto with the Gunderson Member and the ACF Member, respectively
     14.5 Future License of intellectual Property. The ASF Member agrees to discuss in good faith the license to the Company on commercially reasonable terms of any technology that is developed in the future that is similar or successor to the technology listed on Schedule A-1, but the parties shall not be bound until a license agreement is executed.
     14.6 Press Release. No press releases or similar publications announcing the establishment of this joint venture will be made by or on behalf of the Company without the prior approval of each Member.

ARTICLE XV
INDEMNIFICATION
     15.1 Indemnification as to Actions or Omissions in Company’s Business. Except to the extent otherwise provided in this Agreement, the Company shall indemnify, defend and hold harmless and will advance expenses to, the Members and Representatives, Officers, employees and agents (collectively, “Indemnitees”) from any loss, claim, liability, damage, expense (including legal fees and expenses), demands, actions, suits or proceedings, civil, criminal, environmental, administrative or investigative (together, “Claims”) incurred or suffered by any such Indemnitee with respect to any third-party claim by reason of any act performed or omitted to be performed, or alleged to have been performed or omitted by such Indemnitees pursuant to this Agreement in connection with the Business of the Company; provided that, such Indemnitee may not receive indemnification hereunder with respect to any Claim as to which the Indemnitee is adjudged by a final nonappealable decision of a court of competent jurisdiction to have acted in or with fraud, bad faith, gross negligence, willful misconduct or breach of this Agreement. Any such indemnification will be made promptly following the fixing of the loss, liability or damage incurred or suffered by final nonappealable decision, settlement, contract or otherwise (except that any attorneys’ fees and the expenses of defense may be paid as incurred). In no event will any Member be required to make an additional Capital Contribution to carry out this indemnification.
     15.2 Cross Indemnification. Each Member (the “Breaching Member”) shall indemnify, defend and hold harmless the other Members and their Affiliates, as the case may be, and keep the other Members and any such Affiliates indemnified against any loss, damage, cost or expense (including reasonable attorneys’ fees) suffered or incurred by the other Members and/or such Affiliates, as a result of the action, claim, demand or proceeding commenced by any Person due to the breach of this Agreement by the Breaching Member or any Affiliates thereof, or by the Breaching Member’s gross negligence or willful misconduct in the performance of its obligations under this Agreement, provided however, that this indemnity obligation shall not apply in regard to a breach by the Breaching Member and any Affiliates thereof of those obligations under this Agreement which breach carries a specific remedy, which remedy shall be the other Members’ exclusive remedy for the breach by the Breaching Member or its Affiliate of such obligations.
     15.3 Procedure for Indemnification.
     (a) Each Indemnitee pursuant to section 15.1 shall give prompt written notice to the Company of any potential Claim or event known to it which does or may give rise to indemnification hereunder, stating the nature and basis of said potential Claim or events and the amounts thereof, to the extent known. A Member or Affiliate thereof entitled to indemnification pursuant to section 15.2 shall give a similar notice to the other Members. Notwithstanding the foregoing, failure to give prompt written notice pursuant to this section shall not cause an Indemnitee or Member to lose its rights to indemnification hereunder except to the extent that the Company or other Member can establish that it has been harmed by such delay.

     (b) In the event of any Claim, the Indemnitee shall give the Company written notice of such Claim, with a copy of the Claim, process and legal pleadings with respect thereto. After notification, the Company may participate in and assume the defense thereof, with counsel selected by it. If the Company assumes the defense of the Claim, the Indemnitee shall nonetheless have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnitee. Similar procedures shall apply with respect to any claim under section 15.2.
     (c) As a condition to the receipt of any indemnification payment hereunder, the Indemnitee shall provide a complete and absolute release with respect to the subject matter of the indemnification to the Company and the other Members.
     15.4 Survival. The provisions of this Article shall survive dissolution and liquidation of the Company and shall survive termination of this Agreement for any reason for a period of ten years.

ARTICLE XVI
DEFAULT AND REMEDIES
     16.1 Defaults. The following events shall constitute a default under this Agreement:
     (a) the failure to make any Capital Contribution when required; and
     (b) the breach of any other material provision of this Agreement if not cured within 30 days following receipt of a written notice describing such default from an Officer or any other Member.
     16.2 Remedies. Upon the happening of any event of default listed in section 16.1. the Company or any Member on behalf of the Company may initiate one or more of the following remedies:
     (a) sue for damages or seek any other remedy available in any appropriate court of law or equity; or
     (b) if the event of default is described in section 16.1(a), the Representatives of the non-defaulting Members shall thereafter be entitled to take the actions listed in section 4.3 as if consent of the defaulting Member’s Representative had been given, and the other Members may, at their option, (i) loan such funds to the Company at an interest rate equal to the prime lending rate of Bank One, N.A., in Chicago, Illinois, plus five percentage points, as in effect as of the first business day of each month, or (ii) contribute such funds to the Company as an additional Capital Contribution, in which case the number of additional Units issued to the non-defaulting Members shall be twice the number that would otherwise be issued with respect to the amount of the additional Capital Contribution.

ARTICLE XVII
MISCELLANEOUS
     17.1 Notices. Any and all notices or other communications shall be sent to any Member at the address listed in Schedule A, unless the Company and the other Member is notified in writing of any change of address. Notices or other communications will be deemed to have been given only when hand delivered, sent by facsimile or e-mail with receipt confirmed by telephone, or sent by recognized overnight delivery service.
     17.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     17.3 Business Practices. Each Member, Representative, Officer and the Company (for itself and any subsidiaries) in the performance of their obligations and in the conduct of the Business shall comply in all material respects with all relevant laws and regulations (including licensing requirements and requirements for government approvals) of the United States of America, and of any country in which the Company or a subsidiary does business. Each of the Members shall cooperate with the other and with the Company in meeting this obligation. In no event will any Member, Representative, Officer or the Company or its subsidiaries be obligated under this Agreement to take any action or omit to take any action that any such person believes, in good faith, would cause him or it, or its stockholders, members, partners, managers, directors, officers, employees, agents or Representative to be in violation of any applicable laws or regulations including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended.
     17.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart.
     17.5 Language Conventions: Captions. Words of any gender used in this Agreement include any other gender, and words of the singular number include the plural (and vice-versa), when the sense requires. The captions to each Article and section are inserted only as a matter of convenience and for reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect it.
     17.6 Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not described herein.
     17.7 Provisions Severable. This Agreement is intended to be performed in accordance with and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or entity or circumstance, is for any reason and to any extent invalid or unenforceable, such provision shall be enforced to the greatest extent permitted by law in the applicable jurisdiction or circumstance and the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
     17.8 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of all Members and their respective legal representatives, heirs, permitted successors and permitted assigns.
     17.9 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.
     17.10 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
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     IN WITNESS WHEREOF, the parties have entered into this Agreement and have hereunto set their hands to multiple copies hereof to be effective as provided in section 1.2.

GUNDERSON MEMBER:

By:	/s/ Norriss M. Webb

Name:	Norriss M. Webb
Title:	Vice President
Gunderson, Inc.
Sole Member
Gunderson Specialty Products, LLC

ACF MEMBER:

By:	/s/ Robert J. Mitchell

Name:	Robert J. Mitchell
Title:	President
ACF Industries Holding Corp.
Sole member
Castings, LLC

ASF MEMBER:

By:	/s/ John Wories, Jr.

Name:	John Wories, Jr.
Title:	President

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     As to the guarantee obligations in section 3.1:

GUNDERSON, INC.

By:	/s/ Norriss M. Webb

Name:	Norriss M. Webb
Title:	Vice President

ACF INDUSTRIES HOLDING CORP.

By:	/s/ Robert J. Mitchell

Name:	Robert J. Mitchell
Title:	President

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